EXHIBIT 5.1

[LETTERHEAD OF ROPES & GRAY LLP]

July 30, 2008

CC Media Holdings, Inc.

One International Place

36th Floor

Boston, MA 02110

Re: Registration Statements on Form S-8 for Clear Channel Nonqualified Deferred Compensation Plan

Ladies and Gentlemen:

We have acted as your counsel in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on July 30, 2008, relating to the issuance of deferred compensation obligations under the Clear Channel Nonqualified Deferred Compensation Plan at a proposed maximum aggregate offering price of $75,000,000, of CC Media Holdings, Inc. (the “Company”) to certain shareholders of the Company. In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the deferred compensation obligations, when issued in the manner and on the terms described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Yours very truly,

/s/ Ropes & Gray LLP
Ropes & Gray LLP